Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No : M90367663E

Tel: (65) 6227 5428

10 Anson Road #20-16 International Plaza Singapore 079903

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form F-3 of our report dated May 5, 2021, relating to the consolidated financial statements of SOS Limited, as of December 31, 2018, 2019 and 2020, and for the three years in the period ended December 31, 2020, appearing in the Annual Report on Form 20-F/A for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

April 28, 2022